New York Value Municipal Income Trust
                          Results of Shareholder Votes


The Annual Meeting of Shareholders of the Trust was held on June 21, 2000, where shareholders voted on the election of trustees and the ratification of Deloitte & Touche LLP as the independent auditors.

1) With regards to the election of the following trustee by common shareholders of the Trust:

                                           # of Shares
                                 In Favor                    Withheld

David C. Arch                    3,732,650
Howard J Kerr                    3,737,627
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With regards to the election of the following trustee by preferred shareholders of the Trust:

                                           # of Shares
                                In Favor                    Withheld

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The other trustees of the Trust whose terms did not expire in 2000 are Rod
Dammeyer, Theodore A. Myers, Richard F. Powers, III, Hugo F. Sonnenschein and Wayne W. Whalen.


2.) With regards to the ratification of Deloitte & Touche LLP as the independent auditors for the Trust, 3,722,272 common shares, 37,006 shares voted against and 39,649 shares abstained.